Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Company Produced Robust Annual Results While Adjusting to Chassis Availability Limitations;

Continued Strong Demand Seen in Both Segments

Full Year 2018 Highlights:

•                                                    Produced record Net sales of $524 million

•                                                    Recorded Net income of $44 million, or $1.89 per diluted share

•                                                    Adjusted diluted earnings per share of $2.04 increased 41% over prior year

•                                                    Announced increase of quarterly dividend to $0.2725 per diluted share

•                                                    Issued positive full year 2019 guidance

February 25, 2019 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2018.

“Due to the hard work of everyone at Douglas Dynamics, we produced record annual net sales and a significant increase in operating earnings, ending the year on a positive note,” stated Bob McCormick, President and Chief Executive Officer. “While we experienced ongoing chassis availability issues, we are pleased at how well our teams are navigating through the supply chain to meet our customers’ expectations.”

Consolidated Fourth Quarter 2018 Results

Net sales were $151.8 million, a $13.8 million increase when compared to prior year net sales of $138.0 million. The increase is primarily attributable to the stronger demand for products and services in both the Work Truck Attachments and the Work Truck Solutions segments.

Gross profit was $44.1 million, or 29.0% of net sales, compared to $44.8 million, or 32.5% of net sales, in the prior year. The decrease in gross profit as a percentage of net sales is due to an approximate equivalent increase in price and cost due to material inflation.

Net income was $14.7 million, or $0.63 per diluted share, compared to net income of $34.5 million, or $1.50 per diluted share in fourth quarter 2017.  Included in fourth quarter 2017 results was a one-time benefit associated with U.S. Tax Reform of $22.5 million, or $0.97 per diluted share.

Adjusted net income increased to $14.4 million, or $0.62 per diluted share, compared with adjusted net income of $12.1 million, or $0.53 per diluted share, also attributable to stronger demand in both segments. The Company reported Adjusted EBITDA of $28.8 million, compared to $30.3 million in the prior year.

Work Truck Attachments Fourth Quarter 2018 Results

The Work Truck Attachments segment recorded revenue of $111.4 million, resulting in adjusted EBITDA of $25.3 million, compared to revenue of $103.5 million, and adjusted EBITDA of $29.0 million last year.  The year-over-year reduction in Adjusted EBITDA was primarily caused by material cost inflation, plus an increase in discretionary spending in 2018 as investments returned towards average following the low snowfall environment in 2017.

McCormick explained, “Although we experienced below average snowfall across the country during the fourth quarter of 2018, our commercial snow and ice products performed quite well led by the increased demand for recently introduced non-truck products. In addition, although chassis supply remains constrained, sales of our municipal products exceeded expectations.”

Work Truck Solutions Fourth Quarter 2018 Results

The Work Truck Solutions segment produced revenue of $43.5 million producing adjusted EBITDA of $5.3 million, compared to $41.0 million in revenue and adjusted EBITDA of $5.7 million in the fourth quarter of 2017.

McCormick noted, “Demand and backlog continue to grow in our Solutions segment. The constrained supply of chassis and components we noted last quarter negatively impacted performance during the fourth quarter. However, we believe margins have stabilized and we expect DDMS to drive improvements in 2019.”

Consolidated Full Year 2018 Results

Net sales were a record $524.1 million, compared to $474.9 million last year. The increase was primarily due to the strong preseason order period for commercial snow and ice control products, plus increased volumes in the Work Truck Solutions segment price increases, which were partially offset by chassis supply issues for our municipal products.

Gross profit was $154.9 million, or 29.6% of net sales, compared to $143.1 million, or 30.1% of net sales, in the prior year. The decrease in gross profit as a percentage of net sales relates to material cost inflation compared to the timing of price increase realization and a return to normal discretionary spending compared to reduced discretionary spending during the low snowfall environment last year.

Net income was $43.9 million, or $1.89 per diluted share, compared to prior year net income of $55.3 million, or $2.40 per diluted share. 2017 results included the provisional one-time benefit associated with U.S. Tax Reform totaling $22.5 million, or $0.97 per diluted share. 2018 results included the benefit of the reduced tax rate, also associated with U.S. Tax Reform.  Adjusted net income was $47.4 million, or $2.04 per diluted share, compared with adjusted net income of $33.5 million, or $1.45 per diluted share, for the prior year.

- MORE

The effective tax rate for 2018 was 21.3% of pre-tax income, compared to a benefit of 4.6% in 2017 due to changes resulting from U.S. tax reform.  The effective tax rate was lower than initially expected in 2018 as a result of discrete items that lowered the rate in the current period.

Adjusted EBITDA of $96.4 million increased $5.5 million compared to $90.9 million for the prior year, reflecting the same trends previously noted.

Work Truck Attachments Full Year 2018 Results

Work Truck Attachments recorded revenue of $379.6 million, and adjusted EBITDA of $95.8 million, compared to the prior year revenue of $350.6 million, and adjusted EBITDA of $90.3 million. The revenue and adjusted EBITDA increases were primarily a result of a stronger preseason order period and average levels of snowfall in the 2018 snow season, which were slightly offset by ongoing chassis availability issues for municipal products.

Work Truck Solutions Full Year 2018 Results

Work Truck Solutions recorded revenue of $154.1 million, and adjusted EBITDA of $12.7 million, compared to revenue of $137.8 million and adjusted EBITDA of $14.2 million in 2017.  The increase in revenue relates to stronger overall demand and incremental sales from facilities added during 2017. The decrease in adjusted EBITDA relates to several factors including material cost inflation and higher variable compensation and benefit expenses.

Balance Sheet and Liquidity

Full year net cash provided by operating activities was $58.2 million, compared to $66.4 million in the prior year. During 2018, the Company completed a voluntary $7.0 million contribution to its pension plans, which accounts for most of the change.  The company maintained a cash balance of $27.8 million at the end of 2018, compared to $36.9 million at the end of 2017.

Inventory was $82.0 million at year-end, compared to $71.5 million at the end of 2017. The increase relates to planned strategic buildup of inventory in anticipation of tariffs.

Accounts receivable totaled $81.5 million at year-end, compared to $79.1 million in the prior year. The small increase is mainly attributable to higher sales during 2018 compared to the preceding year.

Dividend

As previously reported, on December 10, 2018, the Company declared a quarterly cash dividend of $0.265 per share of the Company’s common stock. The dividend was paid on December 31, 2018 to stockholders of record as of the close of business on December 21, 2018.

In addition, the Company announced that its Board of Directors approved and declared a quarterly cash dividend of $0.2725 per share for the first quarter of 2019, which equates to a projected full year annual increase in the dividend off $0.03 per diluted share. The declared dividend will be paid on March 29, 2019 to stockholders of record as of the close of business on March 19, 2019.

Outlook

Based on the Company’s 2018 performance, the overall economic climate, dealer sentiment, information on chassis and component availability, and industry trends, the Company is outlining its 2019 financial outlook as follows:

•                            Net sales are expected to be between $510 million and $570 million.

•                            Adjusted EBITDA is predicted to range from $90 million to $115 million.

•                            Adjusted Earnings per diluted share are expected to be in the range of $1.60 per share to $2.40 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels.

McCormick explained, “Our guidance reflects the positive long-term outlook for our Company, encouraging backlog and order trends, set against the backdrop of ongoing chassis supply constraints that we expect will continue to impact 2019 results. We are focused on expanding margins in both segments during 2019 and when chassis supply issues do start to ease, we firmly believe we are well positioned to drive meaningful long-term top and bottom line growth.”

Webcast Information

The Company will host a conference call on Tuesday, February 26, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of work truck attachments and equipment. For more than 70 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock-based compensation, severance, litigation proceeds, loss on disposal of fixed assets related to facility relocations, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, severance, litigation proceeds, loss on disposal of fixed assets related to facility relocations, non-cash purchase accounting adjustments, tax reform and certain charges related to certain unrelated legal fees and consulting fees, net of their income tax impact.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance. We believe that the presentation of adjusted net income for the periods presented allows investors to make meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because the excluded items are not predictable or consistent, management does not consider them when evaluating our performance or when making decisions regarding allocation of resources.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the headings “Net Income to Adjusted EBITDA Reconciliation” and “Reconciliation of Net Income to Adjusted Net Income” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2019 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users,  distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, or the assets of Arrowhead Equipment, Inc., which we acquired in 2017, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2018	2017
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$27,820	$36,875
Accounts receivable, net	81,485	79,120
Inventories	81,996	71,524
Inventories - truck chassis floor plan	4,204	7,711
Prepaid and other current assets	3,590	2,883
Total current assets	199,095	198,113

Property, plant, and equipment, net	55,195	53,962
Goodwill	241,006	241,006
Other intangible assets, net	174,678	186,150
Other long-term assets	6,219	5,945
Total assets	$676,193	$685,176

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,703	$16,323
Accrued expenses and other current liabilities	23,306	21,004
Floor plan obligations	4,204	7,711
Income taxes payable	106	2,996
Current portion of long-term debt	32,749	32,749
Total current liabilities	79,068	80,783

Retiree health benefit obligation	6,240	6,809
Pension obligation	2,129	9,761
Deferred income taxes	48,198	39,269
Long-term debt, less current portion	242,946	274,872
Other long-term liabilities	14,856	17,004

Total stockholders’ equity	282,756	256,678
Total liabilities and stockholders’ equity	$676,193	$685,176

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(unaudited)		(unaudited)

Net sales	$151,825	$137,969	$524,067	$474,927
Cost of sales	107,731	93,158	369,177	331,841
Gross profit	44,094	44,811	154,890	143,086

Selling, general, and administrative expense	16,677	16,340	69,958	60,877
Intangibles amortization	2,867	2,869	11,472	11,401

Income from operations	24,550	25,602	73,460	70,808

Interest expense, net	(4,523)	(3,988)	(16,943)	(18,336)
Litigation proceeds	—	—	—	1,275
Other expense, net	(279)	(163)	(758)	(832)
Income before taxes	19,748	21,451	55,759	52,915

Income tax expense (benefit)	5,052	(13,077)	11,854	(2,409)

Net income	$14,696	$34,528	$43,905	$55,324

Weighted average number of common shares outstanding:
Basic	22,700,991	22,590,897	22,681,888	22,576,381
Diluted	22,726,913	22,604,344	22,704,856	22,587,648

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.64	$1.51	$1.91	$2.42
Earnings per common share assuming dilution attributable to common shareholders	$0.63	$1.50	$1.89	$2.40
Cash dividends declared and paid per share	$0.27	$0.24	$1.06	$0.96

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2018	December 31, 2017
	(unaudited)

Operating activities
Net income	$43,905	$55,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,085	18,584
Loss on disposal of fixed assets	185	—
Amortization of deferred financing costs and debt discount	1,214	1,214
Stock-based compensation	4,550	3,500
Provision for losses on accounts receivable	531	1,475
Deferred income taxes	9,551	(15,242)
Earnout liability	(900)	(1,786)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(511)	(1,154)
Inventories	(12,347)	894
Prepaid and other assets and refundable income taxes paid	(1,114)	65
Accounts payable	3,039	(2,487)
Accrued expenses and other current liabilities	312	5,481
Benefit obligations and other long-term liabilities	(9,319)	486
Net cash provided by operating activities	58,181	66,354

Investing activities
Capital expenditures	(9,690)	(7,563)
Acquisition of business	—	(7,385)
Net cash used in investing activities	(9,690)	(14,948)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(23)	(923)
Payments of financing costs	—	(1,608)
Borrowings on long-term debt	—	—
Earnout payment	—	(5,487)
Dividends paid	(24,383)	(21,974)
Repayment of long-term debt	(33,140)	(3,148)
Net cash used in financing activities	(57,546)	(33,140)
Change in cash and cash equivalents	(9,055)	18,266
Cash and cash equivalents at beginning of year	36,875	16,809
Cash and cash equivalents at end of year	$27,820	$36,875

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$38,129	$45,472

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December, 31	December, 31	December, 31	December, 31
	2018	2017	2018	2017
Net Sales
Work Truck Attachments	$111,351	$103,476	$379,636	$350,564
Work Truck Solutions	43,501	41,003	154,064	137,770
Corporate & Eliminations	(3,027)	(6,510)	(9,633)	(13,407)
	$151,825	$137,969	$524,067	$474,927

Adjusted EBITDA
Work Truck Attachments	$25,279	29,041	$95,766	$90,287
Work Truck Solutions	5,252	5,698	12,710	14,155
Corporate & Eliminations	(1,762)	(4,456)	(12,033)	(13,515)
	$28,769	$30,283	$96,443	$90,927

Douglas Dynamics, Inc.

Net Income  to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2018	2017	2018	2017

Net income	$14,696	$34,528	$43,905	$55,324

Interest expense - net	4,523	3,988	16,943	18,336
Income tax expense (benefit)	5,052	(13,077)	11,854	(2,409)
Depreciation expense	2,003	1,900	7,613	7,183
Intangibles amortization	2,867	2,869	11,472	11,401
EBITDA	29,141	30,208	91,787	89,835

Stock-based compensation	370	750	4,550	3,500
Litigation proceeds	—	—	—	(1,275)
Purchase accounting (1)	(900)	(600)	(900)	(1,786)
Other charges (2)	158	(75)	1,006	653
Adjusted EBITDA	$28,769	$30,283	$96,443	$90,927

(1)    Reflects reversal of earn-out compensation related to Dejana in the periods presented.

(2)    Reflects one time, unrelated legal, severance and consulting fees, and loss on disposal of fixed assets related to facility relocation for the periods presented.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2018	2017	2018	2017

Net income	$14,696	$34,528	$43,905	$55,324
Adjustments:
Stock based compensation	370	750	4,550	3,500
Litigation proceeds	—	—	—	(1,275)
Purchase accounting (1)	(900)	(600)	(900)	(1,786)
Other charges (2)	158	(75)	1,006	653
Tax reform (3)	—	(22,452)	—	(22,452)
Tax effect on adjustments	93	(28)	(1,164)	(415)
Adjusted net income	$14,416	$12,123	$47,397	$33,549

Weighted average basic common shares outstanding	22,700,991	22,590,897	22,681,888	22,576,381
Weighted average common shares outstanding assuming dilution	22,726,913	22,604,344	22,704,856	22,587,648

Adjusted earnings per common share - dilutive	$0.62	$0.53	$2.04	$1.45

GAAP diluted earnings per share	$0.63	$1.50	$1.89	$2.40
Adjustments net of income taxes:

Stock based compensation	0.02	0.02	0.15	0.09
Litigation proceeds	—	—	—	(0.04)
Purchase accounting (1)	(0.03)	(0.02)	(0.03)	(0.05)
Other charges (2)	—	—	0.03	0.02
Tax reform (3)	—	(0.97)	—	(0.97)

Adjusted diluted earnings per share	$0.62	$0.53	$2.04	$1.45

(1) Reflects reversal of earn-out compensation related to Dejana in the periods presented.

(2)    Reflects one time, unrelated legal, severance and consulting fees, and loss on disposal of fixed assets related to facility relocation for the periods presented.

(3)    Reflects one-time benefit associated with U.S. tax reform.